As filed with the Securities and Exchange Commission on April 30, 2002    Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EPIMMUNE INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0245076

(State of Incorporation)	(I.R.S. Employer Identification No.)

5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500

(Address of principal executive offices)

2000 STOCK PLAN, as amended

(Full title of the plans)

Dr. Emile Loria
President and Chief Executive Officer
Epimmune Inc.
5820 Nancy Ridge Drive
San Diego, California 92121
(858) 860-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
L. Kay Chandler, Esq.
COOLEY GODWARD LLP
4401 Eastgate Mall
San Diego, CA 92121-9109
(858) 550-6000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities		Offering	Aggregate	Amount of
to be Registered	Amount to be Registered	Price per Share (2)	Offering Price (2)	Registration Fee

Stock Options and Common Stock (par value $.01)	500,000 shares	$2.34 – $2.86	$1,226,072.30	$112.80

(1)	Includes 500,000 additional shares issuable pursuant to the Company’s 2000 Stock Plan, as amended (the “2000 Plan”).

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “Act”). The price per share and aggregate offering price are based upon (a) the actual exercise prices for shares subject to outstanding stock options previously granted under the 2000 Plan, and (b) the average of the high and low sales prices of Registrant’s Common Stock on April 29, 2002, as reported on the Nasdaq National Market, for shares issuable under the 2000 Plan.

			Aggregate
Type of Shares	Number of Shares	Offering Price Per Share	Offering Price

Common Stock issuable pursuant to outstanding options under the 2000 Plan	167,230	$2.50 - $2.86	$447,390.50

Common Stock issuable under the 2000 Plan	332,770	$2.34	$778,681.80

Item 3. Incorporation of Documents by Reference

         The following documents filed with the Securities and Exchange Commission by Epimmune Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated by reference in this Registration Statement except as superseded or modified herein:

•	Annual Report on Form 10-K/A for the year ended December 31, 2001; and

•	Registration Statement on Form 8-A, as amended, which includes a description of our common stock.

         All documents subsequently filed by the Company, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be apart thereof from the date of filing of such documents.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

         Not Applicable.

Item 5. Interests of Named Experts and Counsel

         Not Applicable.

Item 6. Indemnification of Directors and Officers

         Our Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) and (ii) require us to indemnify our directors and officers to the fullest extent permitted by applicable law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ or officers’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability pursuant to Section 174 of the DGCL, for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omission that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

         We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers or a director or executive officer of any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; provided however, that we shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors or (iii) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested in us under the DGCL. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

         We also have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or otherwise.

         At present, there is no pending litigation or proceeding involving our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7. Exemption from Registration Claimed

         Not Applicable.

Item 8. Exhibits

Exhibit
Number	Description of Document

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1*	2000 Stock Plan, as amended.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

*	Incorporated by reference to the Registrant's Annual Report on Form 10-K/A for year ended December 31, 2001.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on April 30, 2002.

EPIMMUNE INC.

By:	/S/ Emile Loria, M.D.
Emile Loria, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Emile Loria, M.D. and Robert De Vaere, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date	Signature	Title

April 30, 2002	/S/ Emile Loria, M.D.	President (Principal Executive Officer), Chief Executive Officer and Director
Emile Loria, M.D.

April 30, 2002	/S/ Robert De Vaere	Vice President, Finance and Administration, and Chief Financial Officer (Principal Financial Officer)
Robert De Vaere

April 30, 2002	/S/ Howard E. Greene, Jr.	Director
Howard E. Greene, Jr.

April 30, 2002		Director
Georges Hibon

April 30, 2002	/S/ William T. Comer, Ph.D.	Director
William T. Comer, Ph.D.

April 30, 2002	/S/ Michael G. Grey	Director
Michael G. Grey

April 30, 2002		Director
John P. McKearn, Ph.D.

April 30, 2002	/S/ Michael J. Ross, Ph.D.	Director
Michael J. Ross, Ph.D.

EXHIBIT INDEX

Exhibit
Number	Description of Document

5.1	Opinion of Cooley Godward LLP

23.1	Consent of Ernst & Young, LLP

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1*	2000 Stock Plan, as amended

*	Incorporated by reference to the Registrant's Annual Report on Form 10-K/A for year ended December 31, 2001.